Exhibit 10.1

AMENDED AND RESTATED EXECUTIVE
SERVICES AGREEMENT FOR REALIGNMENT

THIS AMENDED AND RESTATED EXECUTIVE SERVICES AGREEMENT FOR REALIGNMENT (this “Agreement”) is made and entered into as of April 15, 2021 (the “Effective Date”), by and among Gerald F. Willinger (“Executive”), Evolve Transition Infrastructure GP LLC (formerly known as Sanchez Midstream Partners GP LLC), a Delaware limited liability company (the “Company”) and general partner of Evolve Transition Infrastructure LP (formerly known as Sanchez Midstream Partners LP), a Delaware limited partnership (“Partnership” and, together with the Company, the “Employer Parties”). Executive, the Company and the Partnership are collectively referred to herein as the “Parties,” and individually as a “Party.”

WHEREAS, Executive is currently a member of the Board of Directors of the Company (the “Board”) and Chief Executive Officer of the Company (“Current Position”);

WHEREAS, the terms and conditions of Executive’s Current Position are subject to that certain Executive Services Agreement, by and between Executive, the Company and the Partnership, dated August 2, 2019 (the “Legacy Employment Agreement”);

WHEREAS, Executive, the Company and the Partnership mutually desire to establish and agree on the duties and responsibilities of Executive’s continued services with respect to the Employer Parties in order to strengthen and realign the Employer Parties’ management team;

WHEREAS, Executive, the Company and the Partnership mutually desire that various roles and responsibilities currently associated with such Current Position be realigned and assigned by the Board over time to other members of the Employer Parties’ management team, which management team may include other members of the Board (the “Ongoing Realignment Process”); and

WHEREAS, Executive, the Company and the Partnership mutually desire that that the Legacy Employment Agreement be amended and restated to reflect, and wish to memorialize their agreement with respect to the terms and conditions of, the above-described realignment and the Ongoing Realignment Process associated therewith;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, mutually agree as follows:

1.Term: Executive agrees to continue to provide services for the Employer Parties and, subject to the terms and conditions of this Agreement, the Company agrees to continue to engage Executive to serve as the Company’s Chief Executive Officer, pursuant to the terms and conditions of this Agreement and continuing until Executive’s services are terminated by either Executive or the Company, as applicable, in accordance with Section 4 below (the “Term”).

2.Place of Services; Executive Realignment:
(a)Executive will perform his duties under this Agreement at the Employer Parties’ offices in Houston, Texas.
(b)Effective as of the date hereof (the “Commencement Date”) and continuing until December 31, 2021 (the “Realignment Period”), Executive (i) shall cooperate in good faith with the Board in connection with the Board’s realignment of Executive’s roles and responsibilities and assignment of those roles and responsibilities to other members of the Employer Parties’ management team, which management team may include other members of the Board (collectively, the “Realignment”), and (ii) shall, until such time that the Realignment provides otherwise, continue to serve as Chief Executive Officer (“Lead Executive”), it being understood that for the avoidance of doubt, Executive hereby consents to the Realignment and acknowledges and agrees that the Realignment shall not result in the occurrence of “Good Reason” (as defined in the Legacy Employment Agreement) or the termination of Executive’s appointment as an officer of the Company without “Cause” (as defined in the Legacy Employment Agreement), including for purposes of the Legacy Employment Agreement and any other compensatory arrangement. Executive shall, therefore, remain an employee of the Employer Parties. Executive agrees to take any and all further acts necessary or requested by the Employer Parties to effectuate his resignation from any such positions in connection with the Realignment. It is understood that Executive is remaining in a Lead Executive position in order to, among other things, assist in the smooth transition of his responsibilities to others.
(c)As Lead Executive, Executive shall continue to perform the duties that shall relate to his Lead Executive role, as adjusted over the Realignment Period pursuant to the Realignment
3.Compensation: The Parties agree upon the following compensation arrangement for Executive:
(a)Retention Payments. Contingent on Executive’s timely execution, delivery and non-revocation of a release of claims substantially in the form attached as Exhibit A hereto (“Release”) as of such times that are on or about the dates set forth in clauses (i) and (ii) below, Executive shall receive a cash retention payment in the aggregate amount of $775,000 (the “Retention Payment”), which shall be paid in two installments, (i) the first installment being an amount equal to $625,000 and payable within ten (10) business days following December 31, 2021, and (ii) the second installment being an amount equal to $150,000 and payable within ten (10) business days following June 30, 2022, in each case less withholdings and deductions required by law or as authorized by Executive.
(b)Base Salary. Executive shall receive a monthly base salary of $25,000 ($300,000, if annualized), less withholdings and deductions required by law or as authorized by Executive (the “Base Salary”) for the Term of this Agreement. The Base Salary shall be payable in installments in accordance with the general payroll practices of the Company in effect at the time such payment is made, but in no event less frequently than monthly.
(c)Annual and Additional Bonus. Executive further agrees to the cancellation of any unpaid “Annual Bonus” (as defined in the Legacy Employment Agreement), if any, relating to the 2020 fiscal year and to the full cancellation of any Annual Bonus and “Additional Bonus” (as defined in the Legacy Employment Agreement) entitlement or eligibility therefor with respect to the 2021 fiscal year and all periods thereafter..
(d)Long-Term Incentive Awards. For periods on and after the Commencement Date, Executive may receive additional awards under the Sanchez Production Partners LP Long-Term Incentive Plan the “Plan”) at the discretion of the Board, it being understood that (i) the restricted units (i.e., 1,160,714 restricted units) granted to Executive on March 18, 2021 (the “Deferred Award”), (ii) the remaining unvested portion of the restricted units (i.e., 13,831 remaining unvested restricted units) granted to Executive on April 6, 2018 (the “2018 Legacy Award”), and (iii) the remaining unvested portion of the restricted units (i.e., 365,682 remaining unvested restricted units) granted to Executive on March 4, 2019 (the “2019 Legacy Award”), in each case under the Plan, shall each remain in effect in accordance with their terms; provided, that, (x) the Deferred Award and (y) the 2018 Legacy Award and 2019 Legacy Award (collectively, the “Legacy Award”) shall vest on December 31, 2021, subject to satisfaction of the vesting requirements that otherwise relate to the Deferred Award and Legacy Award as of such time. Upon the occurrence of such December 31, 2021 vesting date, the Deferred Award and Legacy Award shall be adjusted for applicable tax withholdings and other deductions required by law (“Required Withholding”), and Executive shall become the holder of the net-adjusted number of common units covered thereby, it being understood that, within thirty (30) days of the above vesting of the Deferred Award and Legacy Award, Executive shall make a reimbursement payment to the Company in an amount equal to the amount of the Required Withholding less twenty percent (20%) of the gross income attributable to Executive upon the above vesting of the Deferred Award and Legacy Award.
(e)Lock-Up Period.  For all periods following the Commencement Date and ending as of June 30, 2022, or if earlier, such date that is six (6) months after Executive’s Termination Date (the “Compliance Period”), Executive shall not offer, sell, contract to sell, transfer, hypothecate, pledge or otherwise dispose of, directly or indirectly, any of the common units of the Partnership (or any other interest therein) that are held by or for the benefit of Executive or any related party thereto (including the common units with respect to the Deferred Award and Legacy Award), or enter into a transaction which would have the same effect, or publicly disclose the intention to make any such offer, sale, transfer, hypothecation, pledge or disposal, unless and to the extent permitted by the Board in writing; provided, that, Executive’s current sale of 218,306 units under the Company’s 10b-5 plan shall not be subject to the foregoing lock-up requirements.
(f)Severance.  For the avoidance of doubt, the provisions set forth in the Legacy Employment Agreement regarding payment of severance benefits including, but not limited to, Section 4(c)(iii) and (iv) of the Legacy Employment Agreement) shall be null, void and of no further effect.
(g)Other Compensation.  Executive further agrees that he is neither eligible for, nor entitled to, any additional compensation in respect of his services hereunder or heretofore with respect to the Employer Parties or their affiliates, as applicable, other than the compensation described in this Section 3.

4.Termination:

(a)The Company may terminate this Agreement in writing, and thereby the employment of Executive, at any time and for any reason. If the Company terminates this Agreement and Executive, the Company shall still remain required to make all payments to Executive in accordance with, and subject to, Section 3 hereof, including but not limited to the Base Salary through the end of 2021. For the avoidance of doubt, such obligation by the Company to make the payments under Section 3 is, subject to the proviso at the end of this Section 4(a), absolute and shall be paid, without a right of recoupment and notwithstanding any claim for damages or reimbursement by the Employer Parties arising out of an alleged or proved cause of action for breach of the Legacy Employment Agreement, breach of fiduciary duties, for any claims of gross negligence or willful misconduct, or breach of this Agreement; provided that, no additional payments under this Agreement shall be made to Executive in the event of Executive’s breach of (i) his obligations with respect to execution, delivery and non-revocation of a Release or (ii) his obligations described in Section 4(b) below.

(b)Executive may terminate this Agreement in writing, and thereby his employment with the Company, only with the prior written consent of the Board. For the avoidance of doubt, Executive is an at-will employee and is free to voluntarily terminate his employment at any time and for any reason, it being understood, that if such voluntary termination is not completed in accordance with the preceding sentence, no further payments shall be provided to Executive under this Agreement. If the Board consents to Executive’s written termination request that is made pursuant to the first sentence of this Section 4(b), the Company shall remain obligated to make all payments, in accordance with, and subject to, Section 3 and Section 4(a) hereof.

5.Benefits Matters: The terms and conditions of the employee benefit plans and programs that relate to the Employer Parties, as such plans and programs are in effect from time to time, shall govern the extent to which Executive remains eligible and/or entitled to receive benefits thereunder following the termination of Executive’s employment, or other change in Executive’s status as a full-time employee, under this Agreement. Notwithstanding the foregoing, it is understood that Executive shall be entitled to use any accrued but unused vacation time in accordance with the vacation policies of the Employer Parties prior to Executive’s Termination Date but shall not be entitled to any payment of any such accrued but unused vacation time, if any, as a result of Executive’s Termination Date.
6.No Mitigation or Offset: Executive shall not be required to mitigate the amount of any payment or other obligation of the Company provided for in this Agreement by seeking retention as an independent contractor, employment, or otherwise, and no such payment or other obligation of the Company shall be offset or reduced by the amount of any compensation provided to Executive in any subsequent independent contractor or employment relationship.
7.Covenants of Executive: Executive recognizes that the Employer Parties’ willingness to enter into this Agreement is based in material part on Executive’s agreement to the provisions of this Section 7, and that Executive’s breach of such provisions could materially damage the Employer Parties and their affiliates. Executive further acknowledges and agrees that, as consideration to support the covenants set forth in this Section 7, the Employer Parties have provided him and will continue to provide him Confidential Information (defined below), and that Executive has received equity interests reflecting the goodwill of the Employer Parties pursuant to Section 3(d) above.
(a)Confidential Information. The trade secrets and other confidential or proprietary information with respect to the Employer Parties (“Confidential Information”) are valuable, special and unique assets of the Employer Parties’ business and are the exclusive property of the Employer Parties. Executive shall hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for Executive’s own personal benefit or for the benefit of anyone else, Confidential Information, except: (i) with the Board’s prior written consent; (ii) as required by applicable law or legal process; or (iii) to the extent such information has become publicly available. Pursuant to the Defend Trade Secrets Act of 2016, Executive is advised that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (A) in confidence to a United States federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(b)Cooperation.  For one (1) year following Executive’s Termination Date (the “Cooperation Period”), Executive shall make himself reasonably available to the Employer Parties (including their attorneys) to provide information and assistance as reasonably requested by the Board (it being understood that any such request shall take into consideration Executive’s other personal and professional commitments). Such information and assistance may include testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Employer Parties in connection with any investigation, claim or suit that relates to matters within the knowledge or responsibility of Executive during his employment (such matters being referred to herein as the “Subject Matters”). Specifically, Executive agrees, during the Cooperation Period (i) to meet with the Employer Parties’ or their affiliates’ representatives, their counsel or other designees at reasonable times and places with respect to any matter within the scope of the Subject Matters; (ii) to provide truthful testimony regarding the Subject Matters; (iii) to provide the Employer Parties or their affiliates with immediate notice of subpoena by any non-governmental adverse party (known to Executive to be adverse thereto or to their interests) relating to the Subject Matters; and (iv) not to assist voluntarily any such non-governmental adverse party or such non-governmental adverse party’s representatives in connection with any claim relating to the Subject Matters. The Company agrees to reimburse Executive for all reasonable, necessary and documented out of pocket expenses incurred by Executive in complying with his obligations under this Section 7(b); provided, that, any individual expense over $1,000 shall be pre-approved, in writing, by the Company.
(c)Non-Solicitation of Personnel; No Hire. During the Compliance Period, Executive shall not, and shall not encourage, approve or assist any company, legal entity or other person, without the prior written consent of the Board, directly or indirectly, solicit, recruit, hire, employ or engage (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the twelve (12) months prior to Executive’s Termination Date, any officer, director or high level employee of any of the Employer Parties. A general employment advertisement by an entity of which Executive is a part will not constitute solicitation or recruitment.

(d)Non-Solicitation of Customers. During the Compliance Period, Executive shall not (i) persuade or encourage any person that was a current or potential client or customer of any Employer Party or subsidiary thereof at any time during the twelve (12) months prior to Executive’s Termination Date to cease conducting or fail to renew existing business with such Employer Party, or (ii) use any Confidential Information to directly or indirectly solicit business from, or to interrupt, disturb, or interfere with any Employer Party’s relationships with, any person that was a client or customer of any Employer Party or subsidiary thereof at any time during the twelve (12) months prior to Executive’s Termination Date.
(e)Non-Compete Obligation. During the Compliance Period, Executive shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity by, or in any manner engage in any company engaged in a business that competes with the business of the Employer Parties or their subsidiaries, as such business exists prior to Executive’s Termination Date within any geographical area in which the Employer Parties or their subsidiaries engage or have definitive plans to engage in such business; provided, that, Executive may engage in Executive’s business plan for a carbon capture business; provided, further, that, Executive agrees, during the Term of this Agreement, to disclose in good faith to the Company his work product and business plan (and any material changes thereto from time to time) with respect to any such carbon capture business and to offer the Employer Parties a right to pursue such opportunity as a corporate opportunity. If the Employer Parties decline to so participate, the Company agrees that the Executive may continue to pursue such opportunity.
8.Representation of the Employer Parties: The Employer Parties (i) represent that they do not have any current intention of pursuing any claims against Executive, including for any past breaches, if at all, by Executive of the Legacy Employment Agreement, and (ii) acknowledge that such representation is a material inducement to Executive’s entry into this Agreement.
9.Protected Rights:  Executive acknowledges that nothing contained in this Agreement, limits Executive’s ability to file a charge or complaint with a federal, state or local governmental agency or commission. Executive further acknowledges that this Agreement does not limit Executive’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Employer Parties. While Executive may file a charge or complaint with any federal, state or local governmental agency or commission, should Executive file such a charge or complaint, or should any governmental entity, agency or commission file a charge, action, complaint or lawsuit against any of the Employer Parties, Executive agrees not to seek or accept any resulting payment therefrom. This Agreement does not limit Executive’s right to receive an award for information provided to any government agencies.
10.Indemnification:  The Company agrees to hold harmless and indemnify Executive for any acts or omissions taken or made by Executive during the Term within the scope of his authority as the Chief Executive Officer of the Company to the greatest extent allowed by applicable law. Without limiting the foregoing, Executive’s right to indemnity hereunder shall include the Company’s advancement of all costs and expenses (including attorneys’ fees and expenses) in connection with the defense of any actual or threatened claim, subject to the Company’s receipt of an undertaking by Executive to repay such amount if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company as authorized by this Agreement. Additionally, during the Term, and for at least six (6) years following the termination of Executive’s appointment as an officer of the Company (regardless of the reason for such termination), the Company shall maintain directors and officers’ insurance for the benefit of Executive that is no less favorable than the directors and officers’ insurance provided to any other director, officer, or executive of the Company. The rights provided in this Section 10 are in addition to any other rights to indemnification, exculpation, or contribution Executive may otherwise have under any agreement, contract, policy, by-law, certificate of incorporation, or otherwise.
11.Section 409A of the Code:
(a)This Agreement is intended to comply with, or be exempt from, Section 409A of the Code and will be interpreted accordingly. Notwithstanding anything in this Agreement to the contrary, any references under this Agreement to the termination of Executive’s appointment as an officer of the Company, termination of services or employment, or “Termination Date” shall be deemed to refer, for all purposes under this Agreement, to the date upon which Executive has experienced a separation from service within the meaning of Section 409A of the Code. It is the intent of the Parties that all compensation and benefits payable or provided to Executive (whether under this Agreement or otherwise) shall fully comply with the requirements of Section 409A of the Code. Accordingly, the Company agrees that it will not, without Executive’s prior written consent, take any action inconsistent with this Agreement that would result in the imposition of tax, interest and/or penalties upon Executive under Section 409A of the Code.
(b)Notwithstanding any provision in this Agreement or elsewhere to the contrary, if upon a termination of employment Executive is deemed to be a “specified employee” within the meaning of Section 409A using the identification methodology selected by the Company from time to time, or if none, the default methodology under Section 409A, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A shall be delayed and paid or provided (or commence, in the case of installments) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) day after Executive’s termination of employment for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit; provided, that, payments or benefits that qualify as short-term deferral (within the meaning of Section 409A and Final Treasury Regulations Section 1.409A-1(b)(4)) or involuntary separation pay (within the meaning of Section 409A and Final Treasury Regulations Section 1.409A- 1(b)(9)(iii)(A)) and are otherwise permissible under Section 409A and the Final Treasury Regulations, shall not be subject to such six-month delay. Additionally, to the extent that Executive’s receipt of any in-kind benefits from the Company or its Affiliates must be delayed pursuant to this Section 8(b), Executive may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying the Company or its Affiliates, as applicable, for the fair market value of such benefits (as determined by the Company in good faith) during such period. Any amounts paid by the Company pursuant to the preceding sentence shall be reimbursed to Executive (with interest thereon) as described above on the date that is six (6) months following Executive’s Separation From Service.

(c)Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.
(d)To the extent that any payment hereunder is subject to Section 409A of the Code and may be payable in one of two calendar years, payment shall be made in the later year.
(e)In the event that either Executive or the Company’s senior management becomes aware that any provision of this Agreement violates Section 409A of the Code, the Parties will meet and confer regarding such issues and will engage in good faith discussions regarding whether and how the Agreement can be modified so as to minimize the likelihood of a Section 409A violation while providing Executive with financial terms substantially commensurate to those set forth in this Agreement.
(f)Notwithstanding the foregoing, the Company and the Partnership make no representations or warranties and will have no liability to Executive or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but not to satisfy the conditions of Section 409A of the Code.
12.Tax Withholding: The Company may withhold from any payments or benefits referenced under this Agreement, and payable from the Company to Executive, all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling, and any deductions authorized by Executive.
13.Entire Agreement: Except as set forth below in this sentence, this Agreement contains the entire agreement and understanding among the Parties hereto and supersedes any such prior or contemporaneous written or oral agreements, representations and warranties, including the Legacy Employment Agreement and any compensatory arrangements, between or among them or any affiliate thereof, respecting the subject matter hereof, it being understood that the Deferred Award and Legacy Award shall remain in effect except to the extent the subject matter set forth in this Agreement conflicts with the terms of the Deferred Award or Legacy Award, in which case, the terms of this Agreement shall control.
14.Governing Law: This Agreement shall be interpreted and enforced in accordance with the laws of the State of Texas, without regard to the principles of conflict of laws.
15.Dispute Resolution:
(a)If any controversy, dispute or claim arises that is based upon, resulting from or relating to this Agreement or Executive’s employment with an Employer Party (“Dispute”), the Parties agree that if resolution is not reached by discussion and negotiation within ten (10) business days of the inception and notice to the other Party of the Dispute, to attempt to resolve such Dispute by mediation with a mediator jointly selected by the Parties. The Parties agree to schedule and conduct the mediation within thirty (30) days of the Dispute. If a Party fails to follow these requirements and initiates any proceeding before going through a mediation process in accordance with this paragraph, such Party shall be required to bear all of the other Party’s reasonable attorney’s fees incurred in investigating and responding to such proceeding for a period of thirty (30) days after the other Party received written notice of the commencement of such proceeding. Nothing contained in this Section 15 shall prevent the Parties from initiating a proceeding in the United States District

Court for the Southern District of Texas or, if such court lacks subject matter jurisdiction, the state district courts of the State of Texas in Harris County, Texas in order to seek or obtain specific performance or other injunctive relief relating to the covenants contained in Section 7 of this Agreement.
(b)Any Dispute between the Parties shall be resolved exclusively by binding arbitration pursuant to the rules of the then-prevailing Employment Arbitration Rules of AAA (the “Rules”) and the United States Arbitration Act, 9 U.S.C. §§1-16 (the “Act”), with arbitration to occur at Houston, Texas. This paragraph will control over any conflict between this paragraph and the Act or the Rules. The Parties agree that the arbitrator will have the primary power to decide any question about the arbitrability of any claim, dispute or other difference between them, and judgment on the award rendered by the arbitrator may be enforced by any court having jurisdiction thereof in Houston, Texas. The arbitrator shall be selected by mutual agreement of the Parties, if possible. If the Parties fail to reach agreement upon appointment of an arbitrator within thirty (30) days following receipt by one Party of the other Party’s notice of desire to arbitrate, the arbitrator shall be selected from a list or lists of persons submitted by AAA. The arbitrator must be an attorney licensed to practice law by the State Bar of Texas. The Parties agree that all matters subject to the arbitration, including the arbitration itself, shall remain confidential.
(c)The arbitrator shall award reasonable attorneys’ fees, costs, and pre-and-post award interest on any award to the prevailing party.
16.Invalid or Unenforceable Provisions: If any provision of this Agreement is determined to be unenforceable as a matter of governing law, a reviewing court or arbitrator, as the case may be, shall have the authority to “blue pencil” or otherwise modify such provision so as to render it enforceable while maintaining the Parties’ original intent (as reflected herein) to the maximum extent possible. This Agreement shall be severable, and the invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof.
17.Successors and Assigns; Third Party Beneficiary:
(a)This Agreement shall be binding upon and shall inure to the benefit of the Company, and its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession or assignment had taken place. The term “Company” as used herein shall include each such entity’s successors and assigns. The term “successors and assigns” as used herein shall include, without limitation, a corporation or other entity acquiring a majority ownership of the Company or all or substantially all the assets and business of the Company (including this Agreement), whether by operation of law or otherwise.
(b)Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, or by Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representative.
18.No Waiver: No failure on the part of any Party at any time to require the performance by any other Party of any term of this Agreement shall be taken or held to be a waiver of such term or in any way affect such Party’s right to enforce such term, and no waiver on the part of any Party of any term of this Agreement shall be taken or held to be a waiver of any other term hereof or the breach hereof.
19.Modification or Amendment: This Agreement may not be modified, altered, or amended, nor shall any new contract be entered into between the Parties hereto, except in a writing signed by both Executive and one duly authorized representative of each of the Employer Parties.
20.Headings: Headings and other captions in this Agreement are for convenience of reference only and shall not be used in interpreting, construing, or enforcing any of the provisions of this Agreement.
21.Construction: The Parties have had ample opportunity to review, and have in fact reviewed and understand, this Agreement. Accordingly, the normal rule of construction, to the effect that any ambiguities are to be resolved against the drafting party, shall not be employed in the interpretation of this Agreement. For purposes of this Agreement, the connectives “and,” “or,” and “and/or” shall be construed either disjunctively or conjunctively as necessary to bring within the scope of a sentence or clause all subject matter that might otherwise be construed to be outside of its scope.
22.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument. Facsimile, PDF, and other true and accurate copies of this Agreement shall have the same force and effect as originals hereof.
23.Right to Counsel: Each Party, including Executive, acknowledges that such Party has had the right to seek the advice of independent legal counsel prior to the execution of this Agreement. By executing this Agreement, each Party warrants and represents to each other Party that (i) the executing Party has consulted with an attorney of the executing Party’s choice prior to the execution of this Agreement, to the extent such Party chose to do so, and (ii) that the executing Party understands each and every term and provision of this Agreement without explanation by any other Party. Each Party warrants and represents that such Party is under no duress or other coercion to sign this Agreement and that such Party is signing this Agreement of such Party’s own free will.
24.Notices: All notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be provided in writing and shall be sent via overnight delivery (with proof of delivery retained by the sending Party) to the following addresses:

IF TO THE COMPANY:

Evolve Transition Infrastructure GP LLC

c/o Evolve Transition Infrastructure LP

(f/k/a Sanchez Midstream Partners LP)

1360 Post Oak Blvd, Suite 2400

Houston, TX 77056

Attention: Chief Financial Officer

With a copy to:

Sidley Austin LLP

2021 McKinney Ave.

Dallas, TX 75201

Attention: Eric Winwood

IF TO EXECUTIVE:

Gerald F. Willinger

c/o Evolve Transition Infrastructure LP

(f/k/a Sanchez Midstream Partners LP)

1360 Post Oak Blvd, Suite 2400

Houston, TX 77056

[Execution Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the Effective Date first written above.

COMPANY
Evolve Transition Infrastructure GP LLC
By:	/s/ John Steen
John Steen
Chairman of the Board

PARTNERSHIP
Evolve Transition Infrastructure LP
By:	Evolve Transition Infrastructure GP LLC, its general partner
	By:	/s/ Charles C. Ward
Charles C. Ward
Chief Financial Officer

EXECUTIVE
/s/ Gerald F. Willinger
Gerald F. Willinger

[Execution Page to Amended and Restated Executive Services Agreement for Realignment]

EXHIBIT A

RELEASE

This RELEASE OF CLAIMS (this “Release”) is made on and effective as of [December 31, 2021 / June 30, 2022] (the “Determination Date”) by Gerald F. Willinger (“Executive”) in favor of Evolve Transition Infrastructure GP LLC (formerly known as Sanchez Midstream Partners GP LLC), a Delaware limited liability company (the “Company”) and general partner of Evolve Transition Infrastructure LP (formerly known as Sanchez Midstream Partners LP), a Delaware limited partnership (the “Partnership” and, together with Company, the “Employer Parties”), and the other Releasees (as defined herein) in connection with the Realignment Agreement entered into by and among Executive, the Company and the Partnership, dated as of April 15, 2021 (the “Realignment Agreement”). Unless otherwise defined herein, all capitalized terms used in this Release that are defined in the Realignment Agreement and are not otherwise defined herein shall have the meanings assigned to them in the Realignment Agreement.

WHEREAS, the Employer Parties wish to obtain a final general release of all claims as of the Determination Date by Executive; and

WHEREAS, Executive is willing to execute and deliver this Release to the Employer Parties, as specifically provided herein.

NOW, THEREFORE, in consideration of the promises, covenants and undertakings set forth herein, and in full compromise, release and settlement, accord and satisfaction and discharge of all claims or causes of action, known or unknown, the Parties agree as follows:

1.Consideration. Following Executive’s execution and return of this Release, provided this Release is not timely revoked by Executive, Executive shall be eligible to receive the applicable benefits described in, and subject to, Section 3(a) of the Realignment Agreement. Executive acknowledges that Executive is not entitled to, and will not receive, any other compensation or benefits from the Employer Parties except as specified herein.

2.Waiver and Release of Claims.

(a)General Release by Executive. In consideration of the foregoing, including the payment described in Section 1 above, which Executive hereby expressly acknowledges as good and sufficient consideration for the releases provided below, Executive hereby unconditionally and irrevocably releases, acquits and forever discharges, to the fullest extent permitted by applicable law, (i) the Company, the Partnership and all of their predecessors, successors and assigns, (ii) all of the Company’s and the Partnership’s past, present and future affiliates, parent entities, subsidiaries, divisions and joint venture entities and all of their respective predecessors, successors and assigns, and (iii) all of the past, present and future officers, directors, managers, partners, members, shareholders, investors, employee benefit plan administrators, employees, agents, insurers, attorneys and other representatives of each of the entities described in the immediately preceding clauses (i) and (ii), individually and in their respective representative capacities (the persons or entities referred to in the immediately preceding clauses (i), (ii) and (iii) being, individually, a “Releasee” and, collectively, the “Releasees”), from any and every action, cause of action, complaint, claim, demand, administrative charge, legal right, compensation, obligation, damages (including consequential, exemplary and punitive damages), liability, cost or expense (including attorney’s fees) that Executive has, may have or may be entitled to from or against any of the Releasees, whether legal, equitable or administrative, in any forum or jurisdiction, whether known or unknown, foreseen or unforeseen, matured or unmatured, accrued or not accrued, of any kind or nature whatsoever arising from the beginning of time to the Effective Date (defined below), including but not limited to those that arise directly or indirectly out of, or are based on or related in any way to Executive’s employment with any Employer Party or any of its affiliates, including any such matter arising in respect of that certain Executive Services Agreement, by and between Executive and the Company, dated as of August 2, 2019 (the “Employment Agreement”), or from the negligence, gross negligence or reckless, willful or wanton misconduct of any of the Releasees (together, the “Released Claims”).

(b)Release to be Full and Complete; Waiver of Claims, Rights and Benefits. The Parties intend this Release to cover any and all Released Claims, whether they are contract claims, equitable claims, fraud claims, tort claims, discrimination claims, harassment claims, whistleblower or retaliation claims, personal injury claims, constructive or wrongful discharge claims, emotional distress claims, pain and suffering claims, public policy claims, claims for debts, claims for expense reimbursement, wage claims, claims with respect to any other form of compensation, claims for attorneys’ fees, other claims or any combination of the foregoing, and whether they may arise under any employment contract (express or implied), policies, procedures, practices or by any acts or omissions of any of the Releasees or whether they may arise under any state, local or federal law, statute, ordinance, rule or regulation, including all Texas employment discrimination laws, Chapter 21 of the Texas Labor Code, the Texas Payday Act, all U.S. federal discrimination laws, including the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the National Labor Relations Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002 or common law, without exception. As such, it is expressly acknowledged and agreed that this Release is a general release, representing a full and complete disposition and satisfaction of all of any Releasee’s real or alleged legal obligations to Executive, with the only exceptions being as expressly stated Section 2(c) below. Executive understands and agrees, in compliance with any law, statute, ordinance, rule or regulation which requires a specific release of unknown claims or benefits, that this Release includes a release of unknown claims, and Executive hereby expressly waives and relinquishes any and all Released Claims and any associated rights or benefits that Executive may have, including any that are unknown to Executive at the time of the execution of this Release.

(c)Notwithstanding the foregoing, the Release does not apply to, and the Released Claims do not include: (x) any claim arising from any breach or failure to perform any provision of the Realignment Agreement or this Release; (y) any claim for worker’s compensation benefits; or (z) any other claim that cannot be waived by a general release. In addition, nothing herein waives any claims that Executive may have: (i) to vested benefits pursuant to any plan governed by ERISA; (ii) to any insurance protections or benefits or indemnification rights; or (iii) to any claims first arising, and under circumstances first occurring, after the time that Executive signs this Release.

(d)Certain Representations and Acknowledgements of Executive. Executive represents and warrants that: (i) Executive is the sole and lawful owner of all rights, titles and interests in and to all Released Claims; and (ii) Executive has the fully legal right, power, authority and capacity to execute and deliver this Release. Executive acknowledges that Executive has been given a reasonable period of time of twenty-one (21) days, in which to consider this Release and has been advised to discuss the terms of this Release with legal counsel of Executive’s own choosing and has had the opportunity to do so. Executive represents that: (i) Executive has relied on Executive’s own knowledge and judgment and on the advice of independent legal counsel of Executive’s choosing and has consulted with such other independent advisors as Executive and Executive’s counsel deemed appropriate in connection with Executive’s review of this Release; (ii) based on Executive’s review, Executive acknowledges that Executive fully and completely understands and accepts all the terms of this Release and their legal effects; (iii) Executive is entering into this Release voluntarily and of Executive’s own free will, with full

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consideration of any and all rights which Executive may currently have; (iv) Executive is not relying on any representations or statements made by the Company, the Partnership or any of their affiliates, or by any of their respective officers, directors, employees, affiliates, agents, attorneys or other representatives, regarding this Release, except to the extent such representations are expressly set forth in this Release; (v) Executive has made Executive’s own investigation of the facts and is relying solely upon Executive’s own knowledge in entering into this Release; (vi) Executive is not relying upon a legal duty, if one exists, on the part of the Company, the Partnership or any of their affiliates, or any of their respective officers, directors, employees, subsidiaries, affiliates, agents, attorneys or other representatives, to disclose any information in connection with the execution of this Release or its preparation, it being expressly understood that Executive shall never assert any failure to disclose information on the part of any such person or entity as a ground for challenging this Release or any provision hereof; and (vii) Executive knowingly waives any claim that this Release was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Release based upon presently existing facts, known or unknown.

(e)Covenant Not to Sue. Executive expressly agrees that neither Executive nor any person acting on Executive’s behalf will file or bring or permit to be filed or have brought any lawsuit or other action before any court, agency or other governmental authority for legal or equitable relief against any of the Releasees involving any of the Released Claims. Notwithstanding the foregoing, Executive acknowledges that nothing contained in this Release limits Executive’s ability to file a charge or complaint with a federal, state or local governmental agency or commission. Executive further acknowledges that this Release does not limit Executive’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. While nothing in this Release limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission, should Executive file a charge or complaint with any governmental agency, or should any governmental entity, agency or commission file a charge, action, complaint or lawsuit against any of the Releasees based on any Released Claim, Executive agrees not to seek or accept any resulting payment from the Releasees. This Release does not limit or prohibit Executive’s right to receive an award for information provided to any federal, state or local governmental agency or commission to the extent that such limitation or prohibition is a violation of law.

(f)Mutual Non-Disparagement. Executive shall refrain from making, directly or indirectly, in any public or private communication (whether oral, written or electronic), any criticisms or negative or disparaging comments or other statements about the Company, the Partnership or any of the other Releasees, or about any aspect of the respective businesses, operations, financial results or prospects of the Company or any of its affiliates. Notwithstanding the foregoing, it is understood and agreed that nothing in this Release is intended to prevent Executive from making any statements to his or her spouse or legal advisors, or testifying truthfully in any legal proceeding (including any legal proceeding between the Parties or brought by any governmental authority or other third party) or interfere with any obligation Executive may have to cooperate with or provide information to any government agency or commission. The Company and the Partnership shall instruct, in writing, that the Company’s and the Partnership’s officers, directors and human resources representatives refrain from making, directly or indirectly, in any public or private communication (whether oral, written or electronic), any criticisms or negative or disparaging comments or other statements about Executive, or about any aspect with respect to Executive’s employment relationship with any Employer Party. Notwithstanding the foregoing, it is understood and agreed that nothing in this Section 2(f) is intended to: (i) prevent any officer, director of human resources representative of the Company or the Partnership from making any statements to other officers or directors of the Company or the Partnership or any legal advisor of the Company, the Partnership or any of their affiliates, or any officer, director of human resources representative of the Company, the Partnership or any of their affiliates from testifying truthfully in any legal proceeding (including any legal proceeding between the Parties or brought by any governmental authority or other

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third party); or (ii) interfere with any obligation any such officer, director of human resources representative may have to cooperate with or provide information to any government agency or commission.

(g)Parties in Interest. This Release is for the benefit of the Releasees and shall be binding on Executive and his or her heirs, successors and assigns.

3.Amendment; Revocation. This Release may not be clarified, modified, changed or amended except in writing signed by Executive and the Employer Parties. Notwithstanding any other provision in this Release to the contrary, Executive may revoke this Release, in writing, for up to seven days following the date of Executive’s execution of this Release, by delivering a written notice of Executive’s revocation of this Release to the Company. Any such notice of revocation shall be (a) addressed to Evolve Transition Infrastructure GP LLC c/o Evolve Transition Infrastructure LP (f/k/a Sanchez Midstream Partners LP), 1360 Post Oak Blvd, Suite 2400, Houston, TX 77056, Attention: Chief Financial Officer or via email (email: cward@evolvetransition.com); and (b) deemed given, delivered and effective on the earliest of: (i) in the case of delivery by email, on the date of transmission, if such notice is delivered, and confirmation of receipt is received, by Executive, prior to 5:00 p.m. (Central Time) on a business day, and, otherwise, on the first business day after the date of transmission (provided that Executive has received confirmation of receipt of such transmission); (ii) one business day after when sent, if sent by nationally recognized overnight courier service (charges prepaid); or (iii) upon actual receipt. Executive acknowledges and agrees that if Executive (x) fails to timely sign this Release prior to the close of the twenty-one (21)-day consideration period described in Section 2(d) above or (y) timely revokes this Release, this Release will be null and void and of no effect, and the Company will not have any obligation to pay Executive the consideration described in Section 1 above. If no such revocation occurs, the Release shall become effective on the eighth (8th) day following execution of this Release (the “Effective Date”).

4.Severability. If any provision of this Release is held to be illegal, invalid or unenforceable under applicable law, that provision shall be severable and this Release shall be construed and enforced as if that illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions of this Release shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision, and there shall be added automatically as part of this Release a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. This Release should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

5.Section Headings. Titles and headings to Sections and subsections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions of this Release.

6.Applicable Law. This Release shall be interpreted and construed in accordance with the substantive laws of the State of Texas, without giving effect to any conflicts of laws provisions thereof that would result in the application of the laws of any other jurisdiction.

7.Dispute Resolution. The Parties agree to submit any dispute arising out of or relating to this Release to the arbitration procedure as described in Section 6 of the Realignment Agreement.

8.Successors and Heirs. This Release shall bind and inure to the benefit of the Employer Parties’ successors and to Executive’s heirs and devisees.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Release as of the Determination Date.

COMPANY
Evolve Transition Infrastructure GP LLC
By:
John Steen
Chairman of the Board

PARTNERSHIP
Evolve Transition Infrastructure LP
By:	Evolve Transition Infrastructure GP LLC, its general partner
By:
Charles C. Ward
Chief Financial Officer

EXECUTIVE

Gerald F. Willinger

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